NEWS RELEASE

Contact:                 Wendy S. Schmucker
Senior Vice President, Secretary and Treasurer
724-537-9923

For Immediate Release

COMMERCIAL NATIONAL REPORTS 28.6% FOURTH QUARTER AND 31.6% YEAR-END 2009 EARNINGS PER SHARE INCREASES

LATROBE, PA, February 8, 2010 - Commercial National Financial Corporation (NASDAQ:CNAF)(Company), parent Company of Commercial Bank & Trust of PA, has reported earnings for the year ended December 31, 2009. The Company earned $5,129,000 (or $1.79 per average share outstanding) compared to $4,024,000 (or $1.36 per average share outstanding) in 2008. Earnings for the fourth quarter of 2009 were $1,533,000 (or $.54 per average share outstanding) compared to $1,222,000 (or $.42 per average share outstanding) for the same period in 2008.

Gregg E. Hunter, President and Chief Executive Officer noted, “Year-end 2009 post-tax net income for Commercial National Financial Corporation surged to $5,129,000. Year-end 2008 post-tax net income was $4,024,000 and year-end 2007 post-tax net income was $3,065,000. Consequently, 2009’s earnings were $1,105,000, or 27.46%, higher than those of 2008 and $2,064,000, or 67.34%, higher than those of 2007.  Earnings per share for 2009 were 31.62% higher than in 2008 and 77.23% higher than in 2007.”

Mr. Hunter added, “The earnings achievements of 2009 were directly attributable to solid asset quality amidst a deteriorating economy, successful net interest margin management relative to historically unprecedented prevailing financial market conditions and strict adherence to tight, common sense non-interest expense cost containment in the face of drastic FDIC deposit insurance assessment escalation. Commercial National Financial Corporation’s 2009 year-end financial condition and financial performance are atypically strong relative to the banking industry as a whole which remains deeply troubled as evidenced by 140 bank failures during 2009 and by over 500 additional banks being on the FDIC’s growing confidential problem bank watch list.  In contrast, Commercial National Financial Corporation remains characterized by a high degree of comprehensive fundamental soundness.”

In addition to Latrobe, Pennsylvania where it is headquartered, the Company operates community-banking facilities in Greensburg, Hempfield Township, Ligonier, North Huntingdon, Unity Township and West Newton, Pennsylvania and also maintains a commercial business development sales force throughout its entire market area. The Company operates an asset management and trust division of Commercial Bank & Trust of PA headquartered in Greensburg, Pennsylvania. Commercial Bank & Trust of PA also serves its customer base from an Internet banking site (www.cbthebank.com) and an automated TouchTone Teller banking system.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the Company, and the Company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the Company's ability to execute its business plans.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

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COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
(Dollars in thousands, except per share data)

	December 31	December 31
	2009	2008

ASSETS
Cash and due from banks	$6,610	$7,111
Interest bearing deposits with banks	131	21
	6,741	7,132

Securities available for sale	138,918	114,771
Restricted investments in bank stock	4,567	3,967

Loans	205,092	215,933
Allowance for loan losses	(1,722)	(1,821)
Net loans	203,370	214,112

Premises and equipment	3,548	3,549
Other assets	18,860	16,968

Total assets	$376,004	$360,499

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$74,260	$67,067
Interest bearing	195,470	190,020
Total deposits	269,730	257,087

Other liabilities	3,932	3,169
Short-term borrowings	48,850	31,175
Long-term borrowings	10,000	30,000
Total liabilities	332,512	321,431

Shareholders' equity
Common stock, par value $2 per share; 10,000,000 shares authorized;
3,600,000 shares issued; 2,860,953 and 2,880,953 shares outstanding in 2009 and 2008, respectively	7,200	7,200

Retained earnings	44,223	41,616

Accumulated other comprehensive income	4,613	2,490

Less treasury stock, at cost, 739,047 and 719,047 shares in 2009 and 2008, respectively
	(12,544)	(12,238)

Total shareholders' equity	43,492	39,068

Total liabilities and shareholders' equity	$376,004	$360,499

COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31		December 31
	2009	2008	2009	2008

INTEREST INCOME:
Interest and fees on loans	$2,949	$3,216	$12,041	$13,083
Interest and dividends on securities:
Taxable	1,469	1,757	6,809	6,349
Exempt from federal income taxes	368	27	643	127
Other	-	2	3	28
Total Interest income	4,786	5,002	19,496	19,587

INTEREST EXPENSE:
Interest on deposits	686	918	3,083	4,669
Interest on short-term borrowings	47	74	200	460
Interest on long-term borrowings	60	254	899	921
Total Interest expense	793	1,246	4,182	6,050

NET INTEREST INCOME	3,993	3,756	15,314	13,537
PROVISION FOR LOAN LOSSES	-	15	-	15

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	3,993	3,741	15,314	13,522

OTHER OPERATING INCOME:
Asset management and trust income	215	241	925	1,011
Service charges on deposit accounts	146	159	583	631
Other service charges and fees	187	189	753	738
Net security gains	-	(76)	-	(76)
Income from investment in life insurance	158	167	586	601
Other income	77	53	221	190
Total other operating income	783	733	3,068	3,095

OTHER OPERATING EXPENSES
Salaries and employee benefits	1,469	1,474	5,724	5,745
Net occupancy expense	190	179	819	741
Depreciation and amortization expense	159	148	525	551
Pennsylvania shares tax	125	132	507	530
Legal and Professional	37	70	385	427
FDIC insurance	90	11	452	39
Other expenses	690	755	2,935	2,973
Total other operating expenses	2,760	2,769	11,347	11,006

INCOME BEFORE INCOME TAXES	2,016	1,705	7,035	5,611
Income tax expense	483	483	1,906	1,587

Net income	$1,533	$1,222	$5,129	$4,024

Average Shares Outstanding	2,860,953	2,885,515	2,866,338	2,949,810

Net Income Per Share	$0.54	$0.42	$1.79	$1.36